July 29, 2005

EDITOR: The following information is for immediate release. If you have any questions, please contact John A. Featherman, III, Chairman and CEO of First Chester County Corporation at 484-881-4100, or john.featherman@1nbank.com.


                    First Chester County Corporation Reports
                             Second Quarter Earnings

West Chester, PA, First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the "Bank"), announced second quarter net income of $1.07 million for the three-months ended June 30, 2005. Basic earnings per share for the three months ended June 30, 2005 were $0.21. Net income for the six-months ended June 30, 2005 was $2.09 million. Basic earnings per share for the first half of the year were $0.41.

     "Our overall performance in the second quarter continued to reflect our actions to position the Bank for long-term growth," said John A. Featherman, III, CEO and Chairman of the Board of Directors. "During the quarter, we completed numerous strategies such as, building our senior management team with the hiring of several key executive officers and continuing our new branding initiative. Further, working with our managers, we reviewed all our day-to-day operations to find ways to optimize our workforce. In June, approximately 5% of the work force was reduced. The severance packages and career transitioning services we provided reduced earnings for the quarter by approximately $188 thousand, but will help us perform more efficiently long-term with an annual savings of approximately $646 thousand."

     Net income for the second quarter of 2005 was directly affected by increases in several non-interest expense categories as well as an increase in the provision for loan and lease losses when compared to the same quarter last year. The increased expenses were partially offset by an increase in net interest income.

     "We are proud to report double digit loan and deposit growth of 13.4% and 13.1% respectively, from June 30, 2004 to June 30, 2005," said Kevin C. Quinn, President of First National. "The second quarter did present challenges for the industry overall with a flat yield curve and an intense competitive environment."

     Net interest income for the three-months ended June 30, 2005 increased 6.1% to $7.6 million from $7.2 million in the same period last year. For the six-months ended June 30, 2005, net interest income increased 7.7% to $15.2 million from $14.2 million in the same period last year. Net interest income benefited from strong loan growth and from increases in interest rates on the variable rate portion of the loan portfolio. Gross loans grew 13.4% or $77.5 million from $579.8 million at June 30, 2004 to $657.3 million as of June 30, 2005.

         Total non-interest expense for the three and six-month periods ended June 30, 2005 increased 6.5% to $7.8 million and 10.8% to $15.7 million, compared to the same periods in 2004. The increased non-interest expenses can be attributed primarily to increased costs of staffing and benefits, professional and consulting fees, and costs related to the Corporation's new imaging and branding rollout.

First Chester County Corporation
Page 2 of 2


     During the three and six-month periods ended June 30, 2005, the Corporation recorded a $504 thousand and a $1.0 million provision for loan losses respectively, compared to a $56 thousand and a $356 thousand provision for loan losses for the same periods in 2004. Net loans charged-off for the three-and six month periods ended June 30, 2005 were $53 thousand and ($219) thousand, respectively, compared to $570 thousand and $406 thousand for the same periods in 2004. Accordingly, the allowance for loan losses as a percentage of loans for the period ending June 30, 2005 was 1.22% compared to 1.14% for the period ending June 30, 2004.

     Total assets grew 8.0 % or $61.0 million from $759.3 million at June 30, 2004 to $820.3 million as of June 30, 2005, and deposits increased 13.1% or $78.4 million from $599.4 million to $677.9 million for the same period. Total assets increased $14.9 million or 1.8% from December 31, 2004 to $820.3 million at June 30, 2005 and total deposits increased $14.8 million or 2.2% to $677.9 million during the same time period.

     The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

     All per share data has been adjusted for the 10% stock dividend declared April 19, 2005. Please refer to the attached financial data for further details.


This  release  may  contain  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,096,056 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com .

                        First Chester County Corporation
                             SELECTED FINANCIAL DATA
                                   (unaudited)
                         Adjusted for 10% Stock Dividend

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA
-----------------------                                       JUNE 30,              December 31,
                                                        2005             2004           2004
                                                   -----------       -----------    -----------
Total assets                                       $   820,344       $   759,329    $   805,475
Gross loans                                            657,283           579,806        618,005
Allowance for loan & lease losses                        8,004             6,626          7,213
Total investment securities                            100,864           138,217        140,029
Deposits                                               677,862           599,420        663,018
Shareholders equity                                     56,014            51,298         55,402
Average assets                                         804,375           734,258        759,368
Average equity                                          56,019            52,581         53,169
Non-accrual loans                                        9,646             1,947          7,877

Trust and Investment Services
  Assets under management & custody *                  563,821           543,457         555,644

STATEMENT OF INCOME
-------------------                                THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                       2005             2004           2005               2004
                                                   ----------       ----------      ----------        ----------

Interest income                                    $   10,726       $    9,055      $   20,911        $   17,693
Interest expense                                        3,099            1,866           5,666             3,534
                                                    ---------        ---------       ---------         ---------

Net interest income                                     7,627            7,189          15,245            14,159

Provision for loan and lease losses                       504               56           1,010               356
                                                    ---------        ---------       ---------         ---------
Net interest income after
  provision for loan losses                             7,123            7,133          14,235            13,803

       Trust and Investment Services revenue              715              875           1,584             1,822
       Service charges on deposit accounts                478              515             950             1,039
       Investment securities gain (loss), net              (8)               -              60                53
       Operating lease rental income                      243              191             471               384
       Gain (loss) on sale of premises and other
        real-estate owned                                  (7)              24              (7)               48
       Gains and fees on the sale of residential
        mortgages                                         113              100             194               190
       Gains on the sale of credit card portfolio           -                -               -                34
       Other                                              618              616           1,183             1,137
                                                    ---------        ---------       ---------         ---------

       Non-interest income                              2,152            2,321           4,435             4,707
                                                    ---------        ---------       ---------         ---------

       Salaries and employee benefits                   4,089            3,985           8,181             7,860
       Occupancy, equipment, and data processing        1,408            1,333           2,791             2,663
       Depreciation expense on operating leases           212              164             413               336
              Bank shares tax                             147              132             320               257
       Professional services                              565              286           1,361               620
       Other                                            1,353            1,398           2,675             2,475
                                                    ---------        ---------       ---------         ---------

       Non-interest expense                             7,774            7,298          15,741            14,211
                                                    ---------        ---------       ---------         ---------

Income before income taxes                              1,501            2,156           2,929             4,299
                                                    ---------        ---------       ---------         ---------

Income Taxes                                              429              647             839             1,289
                                                    ---------        ---------       ---------         ---------

Net Income                                         $    1,072       $    1,509      $    2,090        $    3,010
                                                    =========        =========       =========         =========

PER SHARE DATA**
--------------

Net income per share (Basic)                       $     0.21       $     0.30      $     0.41        $     0.60
Net income per share (Diluted)                     $     0.21       $     0.29      $     0.40        $     0.58
Cash divided declared                              $   0.1300       $   0.1238      $   0.2725        $   0.2475
Book value                                         $    10.99       $    11.91      $    10.99        $    11.91
Average bid/ask                                    $    21.38       $    24.33      $    21.38        $    24.33
Actual shares outstanding                           5,096,056        4,951,052       5,096,056         4,951,052
Basic weighted average shares outstanding           5,079,336        4,982,954       4,545,386         4,997,381

     * These assets are managed by the Trust & Investment Services Division of the Bank and are not assets of the Bank or the Corporation.

     ** All per share data has be adjusted for the 10% stock dividend declared on April 19, 2005.